Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Information Statement/Prospectus and the Statement of Additional Information, constituting part of this Registration Statement on Form N-14, of our report dated July 22, 2011, relating to the financial statements and financial highlights of Nakoma Absolute Return Fund which appear in the May 31, 2011 Annual Report.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 1, 2011